Exhibit A

       Transactions by NII Health Care Corporation in the Securities of
        Carson, Inc. Within the Sixty Day Period Ended January 7, 1998

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

Acquisition Date              Number of Shares Acquired     Price Per Share

12-16-97                             50,000                       6.9375
12-19-97                              1,200                       6.75
12-22-97                              8,800                       6.75
12-23-97                              9,700                       6.625
12-29-97                              9,400                       6.25
12-30-97                             10,900                       6.625
12-31-97                             62,000                       6.875
01-05-98                             35,500                       6.8732
01-06-98                             84,500                       7.00
01-07-98                            100,000                       7.00

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